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                                                                   EXHIBIT 10.20
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                               LETTER AGREEMENT
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1.   BACKGROUND
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     a.   Isolyser Company, Inc., a Georgia corporation, having its principal place of business at 4320 International Blvd., Norcross, Georgia 30093 ("Isolyser"), and Allegiance Healthcare Corporation, a Delaware corporation having its principal place of business at 1500 Waukegan Road, McGaw Park, Illinois 60085, and its affiliates (collectively referred to as "Allegiance") entered into a Supply and License Agreement effective July 12, 1999 (the "Agreement").

     b. Isolyser has developed proprietary rights in the manufacture and sale of certain products which is sold under the OREX(R) trademark, all of which are manufactured from Isolyser's proprietary degradable polyvinyl alcohol ("PVA") or novel dispersal polymers ("NDP") material which can be dissolved and then disposed via normal sanitary sewer systems ("Material").

     c. Isolyser desired to expand its commercial opportunities through the manufacture and sale of the Material to Allegiance and by licensing to Allegiance the Patents and Trademarks relating to the right to make, use, distribute, sell and dispose healthcare products made from the Material ("Products").

     d. Isolyser, under the terms of the Agreement granted to Allegiance a worldwide exclusive license to make, use and sell Products embodying or made in accordance with the inventions claimed in the Patents within and for healthcare applications. The Agreement defined a term and certain rights and obligations of the parties.

2.   ISOLYSER ACKNOWLEDGES
     ---------------------

     Isolyser acknowledges that:

     a. Allegiance has met all of its obligations and responsibilities under the Agreement to date; and

     b.   Allegiance is unable to fulfill the remainder of its requirements under the Agreement, and accordingly, is not required to do so, until such time as Isolyser meets its obligations under the Agreement and achieves the success criteria delineated in Section 4 including, without limitation, developing a fully operational economically feasible backend processor, obtaining all regulatory approvals for all disposable and/or dispersible Materials, and provision on a timely basis of quality materials that consistently meet specifications.
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3.   TRANSITION PERIOD
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     In order to provide Isolyser with an additional opportunity to complete its product and systems development and on the basis that both parties would like to have a beneficial relationship, the parties agree as follows:

     a. As used herein, the term "Transition Period" shall mean the period of time beginning on the date this Letter Agreement is last executed by the parties hereto and ending on the earlier of December 31, 2001 or such date as Isolyser and Allegiance agree in their discretion that all product and systems development efforts related to the Products have been satisfactorily completed.

     b. All rights related to Allegiance's exclusive license will remain in full force and effect during the Transition Period.

     c. Allegiance will have no further obligations to purchase Material or provide additional sales, marketing or promotional support or make any further investments during the Transition Period except as set forth in 3h below.

     d. During the Transition Period both parties agree to evaluate design and material requirements consistent with the appropriate economic models and environmental benefits.

     e. During the period commencing on the date Allegiance countersigns this letter agreement and continuing until June 30, 2001, Allegiance will accept one order from Isolyser under which Allegiance will manufacture Products, provided that the quantity of Product ordered must be agreed upon by the parties based on on-hand inventory, customer demand and anticipated start date of Isolyser's alternative operations. Isolyser will use commercially reasonable efforts to quickly establish its converting operations.

     f. Isolyser and Allegiance will jointly visit already established customer accounts (the "Founder Accounts") listed on Schedule 1 attached hereto and incorporated herein to explain the difficulties related to raw materials, processing technology and economic viability.

     g. During the Transition Period the Founder Accounts will make their product selections/substitutions for the Transition Period.

     h. Isolyser and Allegiance will develop a transition plan for each customer in an effort to minimize the impact to that customer. During the Transition Period, Allegiance will distribute Products to a limited number of Founder Accounts agreed upon by Allegiance.

Isolyser will use commercially reasonable efforts to complete the development of a satisfactory backend processor.
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4.   SUCCESS CRITERIA
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     The parties have further agreed that the criteria for success to determine if Allegiance will once again begin efforts to launch the Product line are as follows:

     a.   The backend processor must be functioning, reliable and affordable.

     b. Raw material must meet specifications and be free from contamination. Isolyser will continue with development toward a three meter finished roll stock and will explore more economic alternatives to the current raw material available.

     c. POTW approvals, present and future will cover any and all dissolvable/dispersible materials (PVA, NDP or other) used in the Product line.

     d. Both parties will agree to an acceptable rate of return for their respective businesses. The metric for measurement and the acceptable ranges have yet to be determined.

     e. Three mutually agreed-upon customers will be using the Product line and will be processing the Products without issue for a period of 90 days. The economic model which is applied must demonstrate a position of cost neutrality for the customer.

     f. At such point in time the entire program (from raw material to backend processing) has been deemed successful, the parties will review and evaluate all options related to converting, which may include moving the conversion back to Allegiance Convertors, or converting in China with the GRI operation.

     At regular intervals during the Transition Period and upon expiration of the Transition Period, the parties will meet and evaluate the status of the Success Criteria or agree to a new form of mutually acceptable agreement which more accurately reflects the realities of the entire program and the then-current relationship between Allegiance and Isolyser.

ALLEGIANCE HEALTHCARE CORPORATION         ISOLYSER COMPANY, INC.

By:____________________________           By:______________________________

Title:_________________________           Title:___________________________

Date:__________________________           Date: ___________________________